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                                AMENDMENT NO. 3

     AMENDMENT NO. 3 dated as of October 31, 1998 to the AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 21, 1995 among THE PEP BOYS - MANNY, MOE & JACK., the Banks signatory thereto and THE CHASE MANHATTAN BANK, as Agent.

                                W I T N E S S E T H:

     WHEREAS, the Company, the Banks and the Agent are parties to the Amended and Restated Credit Agreement referred to above (as heretofore amended, the "Credit Agreement") pursuant to which the Banks have agreed to extend credit to the Company as provided therein;

     WHEREAS, pursuant to the Consent and Waiver dated as of October 5, 1998 (the "Consent") to the Credit Agreement, the Majority Banks consented to the sale of one hundred Pep Boys Express stores and the closing of nine other such stores;

     WHEREAS, the Company has requested the Banks and the Agent to amend the Credit Agreement as herein after set forth;

     WHEREAS, the Majority Banks and the Agent are agreeable to such amendment on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein it is hereby agreed as follows:

1.  Definitions.

     All terms defined in the Credit Agreement shall be used herein as defined in the Credit Agreement unless otherwise defined herein or the context otherwise requires.

2. Amendments to the Agreement.

     (a) Section 1.01 of the Credit Agreement is hereby amended by restating the definition of "Net Operating Profits" to read as follows:

               "'Net Operating Profit' shall mean, for any period for the Company and its Consolidated Subsidiaries, (i) net sales minus (ii) total costs and expenses (excluding costs of income taxes and Interest Expense), in each case determined in accordance with GAAP; provided that charges and expenses incurred in connection with the sale of one hundred Pep Boys Express stores and the closing nine other such stores, as contemplated by the Consent, which occur in the third and fourth quarters of the fiscal year ending January 31, 1999 shall be excluded from the calculation of Net Operating Profit. Such excluded amounts shall not exceed $29,742,000."

     (b) Section 1.01 of the Credit Agreement is hereby further amended by adding in alphabetical order therein a new definition of the term "Consent" to read as follows:

               "'Consent' shall mean that certain Consent and Waiver dated as of October 5, 1998 (the "Consent") to this Agreement, pursuant to which the Majority Banks consented to the sale by the Company of one hundred Pep Boys Express stores and the closing of nine other such stores."

                                        1



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     (c) Section 9.10 of the Agreement is hereby  amended by restating it in its entirety to read as follows:

               "9.10 NOP/Interest Charges Ratio. The Company will not at any time permit the NOP/Interest Charges Ratio to be less than: (a) for the period from January 31, 1999 through May 1, 1999, 1.65 to 1.0; (b) for the period from May 2, 1999 through July 31, 1999, 1.75 to 1.0;
          (c) for the period from August 1, 1999 through October 30, 1999 2.0 to
          1.0 and (d) at any time thereafter, 2.25 to 1.0."

     (d) The Pricing Schedule is hereby amended in its entirety to read as follows:

                                "PRICING SCHEDULE

Each of the 'Applicable Margin,' 'Commitment Fee Rate' and 'Facility Fee Rate' means, for any day, the per annum rates set forth below in the column under such term and in the row corresponding to the 'Debt to Capital Ratio' that exists on such day; provided that until the Company maintains the NOP/Interest Charges Ratio at 2.25 to 1.0 or greater, the 'Applicable Margin,' 'Commitment Fee Rate,' and 'Facility Fee Rate' shall be no less than the per annum rate set forth below in the column under such term and in the row corresponding to the 'Debt to Capital Ratio' in the range of 0.45 to < 0.50.


 Debt to Capital        Applicable Margin for  Commitment Fee  Facility Fee Rate
 Ratio                     Eurodollar Loans    Rate
 < 0.30                       0.175%               0.000%             0.175%
 > 0.30 but < or = 0.35       0.275%               0.000%             0.175%
 > 0.35 but < or = 0.40       0.375%               0.025%             0.20 %
 > 0.40 but < or = 0.45       0.40 %               0.05 %             0.20 %
 > 0.45 but < or = 0.50       0.45 %               0.050%             0.25 %
 > 0.50                       0.625%               0.050%             0.30 %"

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3.  Representations and Warranties.

     In order to induce the Majority Banks and the Agent to make this Amendment, the Company hereby represents that:

     (a) the execution and delivery of this Amendment and the performance of the Company thereunder and under the Credit Agreement as amended hereby (i) have been duly authorized by all necessary corporate action, will not violate any provision of law, or the Company's charter or by-laws, or result in the breach of or constitute a default, or require a consent, under any indenture or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective property may be bound or affected, and (ii) each of this Amendment and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

     (b) the representations and warranties in Section 8 of the Credit Agreement are true and correct as of the Closing Date (hereinafter defined) as if they were being made on such date; and

     (c) no Event of Default or event which with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing on the Closing Date.

4.  Conditions of Effectiveness.

     This Amendment shall be effective (as of the date hereof) on the date when all of the following conditions shall have been met, and such date shall be the "Closing Date":

     (a) Counterparts of this Amendment shall have been executed by the Company, the Banks and the Agent;

     (b) The Agent shall have received a certificate dated the Closing Date specifying the names and titles and including specimen signatures of the officers authorized to sign this Amendment.

     (c) The Company shall have paid an amendment fee to the Agent for the account of each Bank equal to 0.125% of the amount of such Bank's Commitment.

5.  Miscellaneous.

     (a) Except as specifically amended hereby, all the provisions of the Credit Agreement shall remain unamended and in full force and effect, and the term "Credit Agreement", and words of like import shall be deemed to refer to the Credit Agreement as amended by this Amendment unless otherwise provided herein or the context otherwise requires. Nothing herein shall affect the obligations of the Company under the Credit Agreement with respect to any period prior to the effective date hereof.

     (b) This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                        THE PEP BOYS - MANNY, MOE & JACK
                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer

                                        THE CHASE MANHATTAN BANK,
                                        as Agent and a Bank

                                        By  /s/  Lee P. Brennan
                                        -------------------------------
                                              Title: Vice President

                                        THE PEP BOYS - MANNY, MOE & JACK
                                        OF CALIFORNIA, as a Guarantor
                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer

                                        PBY CORPORATION, as a Guarantor
                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer

                                        THE PEP BOYS - MANNY, MOE & JACK
                                        OF DELAWARE, INC., as a Guarantor
                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer

                                        THE PEP BOYS - MANNY, MOE & JACK
                                        OF PUERTO RICO, INC., as a Guarantor
                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer


                                        4


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                                        CARRUS SUPPLY CORPORATION,
                                        as a Guarantor

                                        By  /s/ Michael J. Holden
                                        ---------------------------------
                                              Title: Executive Vice President &
                                                     Chief Financial Officer

                                        BANK OF AMERICA NT&SA
                                        By________________________________
                                              Title:


                                        SUN TRUST BANKS INC..
                                        By /s/ David Wisdom
                                        ----------------------------------
                                              Title: Group Vice President

                                        SUN TRUST BANKS INC..
                                        By /s/ Laura G. Harrison
                                        ----------------------------------
                                              Title: Assistant Vice President

                                        FIRST UNION NATIONAL BANK
                                        By /s/ Randal D. Southern
                                        ----------------------------------
                                              Title: Vice President

                                        PNC BANK.

                                        By /s/ Brennan T. Danile
                                        ----------------------------------
                                              Title: Corporate Banking Officer

                                        FLEET BANK

                                        By /s/ Christopher J. Kampe
                                        ----------------------------------
                                              Title: Vice President

                                        UNION BANK of CA

                                        By /s/ Cecilia M. Valente
                                        ----------------------------------
                                              Title: Senior Vice President

                                        CREDIT SUISSE FIRST BOSTON
                                        By /s/ Robert N. Finney
                                        ----------------------------------
                                              Title: Managing Director

                                        CREDIT SUISSE FIRST BOSTON
                                        By /s/ James M. Lee
                                        ----------------------------------
                                              Title: Assistant Vice President

                                        5